Exhibit 77C


Matter submitted to a vote of security holders of Calamos Convertible and High Income Fund. The annual meeting of shareholders of the Fund was held on June 25, 2004 where shareholders voted on the election of trustees. With regard to the election, each trustee standing for election was elected by the shareholders as follows:

                                                         # of Common
Trustees                                             and Preferred Shares
-------------------------------------------------------------------------
                                                       For       Withheld
                                                    ----------   --------
Nick P. Calamos                                     58,152,790    354,556



                                                     # of Preferred Shares

                                                       For       Withheld
                                                     ------      --------
Stephen B. Timbers                                   16,059        36

The other trustees of the Fund whose terms did not expire in 2004 are John P. Calamos, Sr., Joe F. Hanauer, John E. Neal, Weston W. Marsh and William R. Rybak.